EXHIBIT 11
                                                               ----------

                                              NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                                     COMPUTATION OF EARNINGS
                                                    PER SHARE OF COMMON STOCK
                                              (in thousands, except per share data)


                                                        Three Months ended March 31,
                                                        2000                   1999
                                                        ----                   ----
     Basic Earnings per Share:
       Net income (loss)                              $ 76,220              $(78,999)
       Weighted average outstanding                    274,059               281,447
       Basic Earnings (loss) per Share                $   0.28              $  (0.28)

     Diluted Earnings per Share:

       Net income (loss)                              $ 76,220              $(78,999)
       Minority interest in income of
         subsidiary trust, net of tax                      N/A                    N/A
                                                      --------              ---------

       Net income, assuming conversion
         of all applicable securities                 $ 76,220               $(78,999)

     Weighted average shares outstanding:              247,059                281,447

     Incremental common shares applicable
       to common stock options based on
       the market price during the period                  N/A                    N/A

     Average common shares issuable assuming
       conversion of the Company-Obligated
       Mandatorily Redeemable Convertible
       Preferred Securities of a Subsidiary
       Trust                                               N/A                   N/A
                                                      --------              ---------

     Weighted average shares outstanding
       assuming full dilution                           247,059               281,447

     Diluted Earnings (loss) per Share assuming
       conversion of all applicable securities(1)      $   0.28              $  (0.28)

     (1) Diluted earnings per share for the three months ended March 31, 2000 and March 31, 1999 exclude the impact of "in the money" stock options and convertible preferred securities because they are antidilutive.




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